Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Appoints Maggie A. Pax to Board of Directors

WALTHAM, MA – March 19, 2024 – Repligen Corporation (NASDAQ:RGEN) today announced the appointment to its Board of Directors of life sciences industry executive Maggie A. Pax. This appointment expands the size of Repligen’s board from eight to nine members. Ms. Pax brings to Repligen over 25 years of experience leading the development and execution of growth strategies for global companies. This includes eight years with Thermo Fisher Scientific, where, from 2016–2020, she served as Vice President, Strategy and Innovation for the clinical supply chain business. In this role, she led strategic planning, developed customer-facing innovation programs, and drove the business case for the company’s multi-billion acquisition of Patheon, a leading biopharmaceutical contract manufacturer.

Karen A. Dawes, Chairperson of the Board of Directors for Repligen, said, “We’re very happy to welcome Maggie Pax as a terrific addition to the Repligen Board with extensive experience in the life sciences industry. I see Maggie as a strong fit with the Repligen leadership team; she brings an exceptional track record of guiding strategic change, developing go-to-market plans, creating business partnerships and driving product innovation programs.”

Tony J. Hunt, Chief Executive Officer for Repligen said, “Maggie understands first-hand the drivers of growth for our industry and has touched many of the focus areas for Repligen: key account programs, continuous innovation and M&A integration. We look forward to her involvement and input.”

In addition to her role as Vice President Strategy and Innovation at Thermo Fisher, Ms. Pax’s background includes her position as Senior Director, Corporate Development & Strategy at Thermo Fisher from 2013–2016, where she led post-merger commercial integration for the company’s acquisition of Life Technologies. Earlier in her career with Thermo Fisher, Maggie was the Senior Director, Portable Analytical Instrumentation from 2012-2013. From 1989-2000 Maggie was with Phillips Healthcare, a leading medical device company, where she held senior leadership roles in Business Development, Marketing and Product Management. Between her Phillips and Thermo Fisher roles, Maggie held a number of entrepreneurial leadership positions, including as Vice President, Business and Clinical Development for five years (2006-2011) at Microchips Biomedical, an MIT startup company that was acquired by Daré Bioscience.

Ms. Pax is currently an independent board director for Alimera Sciences, a Nasdaq-listed pharmaceutical company with retinal treatments, and Jellagen, a privately-held UK company developing novel wound care products. She also sits on the board of the U.S. subsidiary of BioPorto A/S, a Danish-based kidney biomarker company. Ms. Pax advises a range of healthcare and life sciences companies on business strategy, commercial growth and partnerships. Maggie received her BA from the College of Holy Cross, and has an MBA from Harvard Business School, where she serves as a board member of the Harvard Business School Healthcare Alumni Association.

About Repligen

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that enable efficiencies in the process of manufacturing biological drugs. We are “inspiring advances in bioprocessing” for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our focus areas are Filtration and Fluid Management, Chromatography, Process Analytics and Proteins. Our corporate headquarters are located in Waltham, Massachusetts, and the majority of our manufacturing sites are in the U.S., with additional key sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the company see our website at www.repligen.com, and follow us on LinkedIn.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

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